First Keystone Corporation
111 West Front Street
 Berwick, Pennsylvania  18603

November 22, 2010

Mark Webb
Legal Branch Chief
United States Securities and Exchange Commission
Mail Stop 4720
Washington, D.C. 20549

Re:
First Keystone Corporation
Form 10-K for Fiscal Year Ended December 31, 2009
Filed March 15, 2010
Form 10-Q/A for the Fiscal Quarter Ended March 31, 2010
Filed May 17, 2010
Forms 10-Q for the Fiscal Quarters Ended June 30, 2010 and
September 30, 2010
Filed on August 9, 2010 and November 9, 2010
File No. 000-21344

Dear Mr. Webb:

Regarding the comment letter dated November 17, 2010 concerning the above referenced filings for First Keystone Corporation (the “Company”), I hereby inform you that the Company currently intends to respond to your comment letter by December 20, 2010.

If you have any questions, please contact either Erik Gerhard at (717) 731-1700 or the undersigned at (570) 752-3671 x1150.

Sincerely, /s/ Diane C.A. Rosler Diane C.A. Rosler Senior Vice President and Chief Financial Officer